UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of Earliest Event Reported):	November 21, 2007

Isilon Systems, Inc.
__________________________________________
(Exact name of registrant as specified in its charter)

Delaware	3345955	91-2101027
_____________________ (State or other jurisdiction	_____________ (Commission	______________ (I.R.S. Employer
of incorporation)	File Number)	Identification No.)

3101 Western Ave., Seattle, Washington		98121
_________________________________ (Address of principal executive offices)		___________ (Zip Code)

Registrant’s telephone number, including area code:	206-315-7493

Not Applicable
______________________________________________
Former name or former address, if changed since last report

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

[  ]  Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
[  ]  Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
[  ]  Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
[  ]  Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Top of the Form

Item 3.01 Notice of Delisting or Failure to Satisfy a Continued Listing Rule or Standard; Transfer of Listing.

On November 21, 2007, Isilon Systems, Inc. received, as expected, a Nasdaq Staff Determination letter, indicating that the company is not in compliance with the Nasdaq continued listing requirements set forth in Marketplace Rule 4310(c) (14). The Determination letter relates to the delayed filing of the company's Form 10-Q for the third quarter of 2007 ended September 30, 2007 ("Third Quarter Form 10-Q"). Isilon plans to request a hearing before the Nasdaq Listing Qualifications Panel. Pending a decision by the Panel, Isilon shares will remain listed on the Nasdaq Global Market. However, there can be no assurance that the Panel will grant the company’s request for continued listing.

As indicated in its Current Report on Form 8-K filed on November 8, 2007, the company's Audit Committee is conducting an independent review of certain sales to resellers and other customers to determine whether commitments were made that have an impact on the timing and treatment of revenue recognition and whether the company’s internal controls relating to revenue recognition were sufficient. Until the Audit Committee’s independent review is completed, the company will not report its financial results or file the Third Quarter Form 10-Q. Due to the pending independent review, the company was unable to file the Third Quarter Form 10-Q on or before the prescribed due date of November 14, 2007. The company intends to file the Third Quarter Form 10-Q as soon as practicable following the completion of the Audit Committee’s review.

A copy of the press release issued on November 23, 2007 announcing the company’s receipt of this letter is attached as Exhibit 99.1 and incorporated herein by reference.

Item 9.01 Financial Statements and Exhibits.

(d) Exhibits:

99.1 Press Release of Isilon Systems, Inc. dated November 23, 2007.

Top of the Form

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Isilon Systems, Inc.

November 23, 2007	By:	Keenan Conder

Name: Keenan Conder
Title: VP General Counsel and Corporate Secretary

Top of the Form

Exhibit Index

Exhibit No.	Description

99.1	Press release of Isilon Systems, Inc. dated November 23, 2007.